Exhibit 99.2

July 25, 2013

Dear Fellow Shareholders:

In today’s increasingly complex and competitive marketplace, a company’s growth plans begin with – and depend on – good decision making.

In this past quarter, your management team has made choices that led to the actions we now report to you in this letter. Some decisions we celebrate…others were simply difficult and necessary. The one commonality is that all of our choices were made with the future health of Farmers National Banc Corp. as our primary objective.

2013 Second Quarter Business Strategies:

NAI, Inc. Acquisition

I am pleased to announce that Farmers National Banc Corp. has completed the acquisition of retirement planning consultancy National Associates, Inc. (NAI) of Cleveland, Ohio. The transaction closed on July 1, 2013 and is expected to be accretive to earnings immediately. NAI will retain its corporate name, full staff and current location in Cleveland, OH. We anticipate plans for a smooth transition, which is made easy by the common culture Farmers and NAI share. The transition will include a multi-year growth plan that will complement the synergies of the Farmers Wealth Management group, including Farmers Trust Company.

NAI was founded in 1946 and its current president, Gerrit C. Kuechle, has led the firm for over 30 years. The company is a leading independent consultant to retirement plans and offers actuarial, plan design, compliance and administrative services. As a third party administrator, NAI provides services to 401(k), Defined Benefit, Profit Sharing, Flexible Spending, 403(b), ESOP and other plans.

NAI has 17 associates – including Mr. Kuechle, who plans to stay with the company for a two-year period. NAI maintains active oversight of 233 retirement planning accounts and has assets under management in excess of $500 million. The majority of NAI’s business is generated in northeast Ohio, and the average tenure of a customer is an impressive 13 years.

By partnering with Farmers, NAI will be able to offer continued stability while introducing additional value-added services to its clientele.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-5127 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

Youngstown Road and Leetonia

Farmers National Bank continues to operate as a rock solid and profitable financial institution. Even so, there are times when difficult, prudent business decisions must be made to gain efficiencies and plan for more fruitful business opportunities. On June 28, 2013, the Bank gave the Office of the Comptroller of the Currency (OCC) and affected associates notice that it intends to close the Leetonia and Youngstown Road branches.

With declining transaction counts and banking trends driving our customers toward online banking offerings, the two branches are currently underutilized. Additionally, there are efficiencies to be gained as these branches sit in close proximity to our Columbiana and Eastwood branches. The Leetonia branch is located 4.5 miles west of the Columbiana branch and the Warren branch is located just 2.1 miles west of the Eastwood Mall area branch. For convenience, customers will also have access to a Super-ATM that will remain on the current Youngstown Road Warren property.

The branch closings are scheduled to commence on October 1, 2013. We are dedicated to assisting affected associates in identifying and pursuing open positions within the company during the notification period. This realignment is a planned event and we do not currently anticipate other branch closures beyond these.

Conclusion/Outlook

Successful companies are dynamic. They grow where there is opportunity and they retract from circumstances that threaten profitability. When Farmers was a smaller and less diverse enterprise, change management was less of a concern. As our financial position grows, our geographic reach expands, and our customer offerings evolve, we will increasingly be faced with new challenges and new opportunities. The management team and I remain committed to recognizing opportunities and managing challenges by making the most productive choices possible to benefit our shareholders, customers and associates.

As always, I welcome your calls, emails and comments.

Sincerely,

John S. Gulas

President & Chief Executive Officer

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-5127 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com